WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit 27
Carmina Technologies, Inc.
Appendix A to Item 601(c) of Regulation S-B
Commercial and Industrial Companies
Article 5 of Regulation S-X
CIK

     Multiplier     1
     Currency      US Currency
     Period Type     12 Months
     Fiscal year end     Dec. 31
     Period start      Jan. 1, 2000
     Period end     Dec. 31, 2000
     Exchange rate     1


     Item Number     Item Description          US Currency
5-02(1)     cash and cash items     $     2,796
5-02(2)     marketable securities     24,414
5-02(3)(a)(1)     notes and accounts receivable-trade     42,921
5-02(4)     allowances for doubtful accounts     0
5-02(6)     inventory     0
5-02(9)     total current assets     54,522
5-02(13)     property, plant and equipment     2,051
5-02(14)     accumulated depreciation     208
5-02(18)     total assets     193,487
5-02(21)     total current liabilities     110,336
5-02(22)     bonds, mortgages and similar debt     0
5-02(28)     preferred stock-mandatory redemption     0
5-02(29)     preferred stock-no mandatory redemption     0
5-02(30)     common stock     1,570,232
5-02(31)     other stockholders' equity     (1,487,081)
5-02(32)     total liabilities and stockholders' equity     193,487
5-03(b)1(a)     net sales of tangible products     0
5-03(b)1     total revenues     0
5-03(b)2(a)     cost of tangible goods sold     0
5-03(b)2     total cost of and expenses applicable to sales and
revenues     0
5-03(b)3     other costs and expenses     1,073,851
5-03(b)5     provisions for doubtful accounts and notes     0
5-03(b)(8)     interest and amortization of debt discounts     0
5-03(b)(10)     income before taxes and other items     (1,073,851)
5-03(b)(11)     income tax expense     0
5-03(b)(14)     income/loss continuing operations     (1,073,851)
5-03(b)(15)     discontinued operations     0
5-03(b)(17)     extraordinary items     0
5-03(b)(18)     cumulative effect-changes in accounting principles     0
5-03(b)(19)     net income or loss     (1,073,851)
5-03(b)(20)     earnings per share--primary     (0.052)
5-03(b)(20)     earnings per share--fully diluted     $     (0.044)
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Exhibit 21

Subsidiaries of the Registrant


Carmina Canada Inc. incorporated under the laws of the Province of Alberta, Canada and 100% owned by the Registrant is the sole and totally held subsidiary of the Registrant.


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